Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: April 9, 2026	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS MARCH 2026 NET SALES AND ANNOUNCES THE
APPOINTMENT OF SCOTT A. WERTH AS SENIOR VICE PRESIDENT OF STORES

KEARNEY, NE -- (BUSINESS WIRE) -- The Buckle, Inc. (NYSE: BKE) announced today that comparable store net sales, for stores open at least one year, for the 5-week period ended April 4, 2026 increased 7.0 percent from comparable store net sales for the 5-week period ended April 5, 2025. Net sales for the 5-week fiscal month ended April 4, 2026 increased 8.2 percent to $118.0 million from net sales of $109.1 million for the prior year 5-week fiscal month ended April 5, 2025.

Comparable store net sales year-to-date for the 9-week period ended April 4, 2026 increased 7.4 percent from comparable store net sales for the 9-week period ended April 5, 2025. Net sales for the 9-week fiscal period ended April 4, 2026 increased 8.5 percent to $202.5 million compared to net sales of $186.6 million for the prior year 9-week fiscal period ended April 5, 2025.

The Company also announced that Scott A. Werth was appointed to the position of Senior Vice President of Stores, effective March 31, 2026. In this role, Scott will assume responsibility for leading Buckle’s sales team representing more than 7,000 teammates across 42 states. Mr. Werth has been employed by Buckle since June 1989, serving in several roles of increasing responsibility and leadership over his nearly 37-year career with Buckle including most recently as Vice President of Sales and Strategy.

Dennis H. Nelson, President and Chief Executive Officer, commented, “Scott has a proven track record of developing leaders, providing decisive strategic leadership, and driving measurable results. Buckle is fortunate to have a deep bench of talented leaders such as Scott within our sales organization and we are confident that Scott will continue enhancing our ability to deliver the most enjoyable shopping experience for our guests.”

About Buckle

Buckle is a specialty retailer focused on delivering exceptional service and style through unforgettable experiences. Offering a curated mix of high-quality, on-trend apparel, accessories, and footwear, Buckle is for those living the styled life. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 441 retail stores in 42 states, which includes the opening of one new store located in Overland Park, Kansas during fiscal March. The Company operated 440 stores in 42 states as of April 9, 2025. To listen to the Company’s recorded monthly sales commentary, please call (308) 238-2500.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

News releases and other information on The Buckle, Inc.
can be accessed at www.buckle.com
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